Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 11, 2007

MIDWEST AIR GROUP REPORTS DECEMBER AND FULL-YEAR PERFORMANCE

Milwaukee, Wisconsin, January 11, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported December and full-year performance data for Midwest Airlines and Midwest Connect. For the year, the company reported record traffic – up more than 21% at the group level. Traffic outpaced a 13% increase in capacity, resulting in a 5.2 percentage point increase in load factor compared with 2005. Revenue per total available seat mile increased 12% over the same time period.

Midwest Air Group, Inc. – Performance Report
					Twelve Months Ended
	December				December 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	335,746	282,987	18.6		4,086,394	3,363,995	21.5
Scheduled Service Available Seat Miles (000s)	471,448	438,176	7.6		5,362,671	4,740,662	13.1
Total Available Seat Miles (000s)	475,815	445,893	6.7		5,421,119	4,799,932	12.9
Load Factor (%)	71.2%	64.6%	6.6	pts.	76.2%	71.0%	5.2	pts.
Revenue Yield (estimate)	$0.1385	$0.1410	(1.8)		$0.1439	$0.1366	5.3
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0986	$0.0911	8.2		$0.1096	$0.0970	13.1
Total Revenue per Total ASM (estimate)	$0.1146	$0.1039	10.4		$0.1225	$0.1090	12.4
Number of Flights	8,986	9,102	(1.3)		110,120	106,042	3.8
Into-plane Fuel Cost per Gallon (estimate)	$2.14	$1.84	16.8		$2.17	$1.86	16.6

Midwest Airlines Operations
Origin & Destination Passengers	297,776	252,894	17.7		3,621,048	3,009,082	20.3
Scheduled Service Revenue Passenger Miles (000s)	316,088	263,252	20.1		3,827,111	3,121,785	22.6
Scheduled Service Available Seat Miles (000s)	441,392	406,271	8.6		4,982,631	4,358,678	14.3
Total Available Seat Miles (000s)	445,759	413,988	7.7		5,040,712	4,417,682	14.1
Load Factor (%)	71.6%	64.8%	6.8	pts.	76.8%	71.6%	5.2	pts.
Revenue Yield (estimate)	$0.1260	$0.1265	(0.4)		$0.1284	$0.1193	7.7
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0902	$0.0820	10.1		$0.0986	$0.0854	15.5
Total Revenue per Total ASM (estimate)	$0.1080	$0.0966	11.8		$0.1134	$0.0994	14.2
Average Passenger Trip Length (miles)	1,061	1,041	2.0		1,057	1,037	1.9
Number of Flights	4,711	4,286	9.9		54,213	46,492	16.6
Into-plane Fuel Cost per Gallon (estimate)	$2.14	$1.82	17.5		$2.16	$1.85	16.8

Midwest Connect Operations
Origin & Destination Passengers	62,964	64,680	(2.7)		819,946	820,487	(0.1)
Scheduled Service Revenue Passenger Miles (000s)	19,658	19,734	(0.4)		259,283	242,210	7.0
Scheduled Service Available Seat Miles (000s)	30,057	31,905	(5.8)		380,040	381,983	(0.5)
Total Available Seat Miles (000s)	30,057	31,905	(5.8)		380,407	382,251	(0.5)
Load Factor (%)	65.4%	61.9%	3.5	pts.	68.2%	63.4%	4.8	pts.
Revenue Yield (estimate)	$0.3383	$0.3349	1.0		$0.3719	$0.3606	3.1
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2213	$0.2071	6.8		$0.2537	$0.2286	11.0
Total Revenue per Total ASM (estimate)	$0.2550	$0.2391	6.7		$0.2851	$0.2471	15.4
Average Passenger Trip Length (miles)	312	305	2.3		316	295	7.1
Number of Flights	4,275	4,816	(11.2)		55,907	59,550	(6.1)
Into-plane Fuel Cost per Gallon (estimate)	$2.15	$1.92	12.2		$2.21	$1.91	15.5

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities. More information is available at http://www.midwestairlines.com.

This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

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